Exhibit 10.33
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of September 21, 2016 (the “Effective Date”) by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), Neurogen Corporation, a Delaware corporation (“Neurogen”) and CyDex Pharmaceuticals, Inc., a Delaware corporation (“CyDex”), and Seelos Therapeutics, Inc., a Delaware corporation (“Seelos”). It is understood that Neurogen and CyDex are wholly-owned subsidiaries of Ligand; that the technology being licensed hereunder toward Aplindore Licensed Products and H3 Receptor Licensed Products is owned or in-licensed by Neurogen (it being possible that some components of the Aplindore Program and/or the H3 Receptor Program are instead owned by Ligand) and that the technology being licensed hereunder toward CEA Licensed Products is owned or in-licensed by CyDex (it being possible that some components of the CEA Program are instead owned by Ligand). Ligand, Neurogen and CyDex are referred to collectively herein as “Licensor”; where the context so requires, such term shall be deemed to refer to Neurogen and to rights and/or obligations of Neurogen; where the context so requires, such term shall be deemed to refer to CyDex and to rights and/or obligations of CyDex; and in all other cases such term shall be deemed to refer to Ligand and to rights and/or obligations of Ligand. (Also, where the context requires that such term refer to Neurogen and Ligand and to rights and/or obligations of Neurogen and Ligand collectively, such term shall be deemed to so refer, and where the context requires that such term refer to CyDex and Ligand and to rights and/or obligations of CyDex and Ligand collectively, such term shall be deemed to so refer.) Each of Neurogen and CyDex hereby agree that any notice, action or consent given hereunder by Ligand shall be deemed to have been given or done by Ligand on behalf of Neurogen/CyDex as well as on behalf of Ligand itself, pursuant to the authority hereby granted. Seelos, on the one hand, and Licensor, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Seelos proposes to engage in the research, development, manufacturing and commercialization of pharmaceutical products, and Seelos is interested in Developing and Commercializing products containing or comprising the Compounds; and

WHEREAS, Seelos desires to license from Licensor and Licensor wishes to license to Seelos, on an exclusive basis, the rights to use, develop and commercialize Licensor Technology in and for a defined field of use.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1     “Acquisition” means a transaction occurring before the third anniversary of the Effective Date in which Seelos, its successor company (if applicable), its parent company or all or substantially all of its assets is acquired; provided, that a transaction immediately following which the securityholders of Seelos as of immediately before such transaction own, as such and as a result of such transaction, a majority of the equity securities or voting power of Seelos or its successor company (if applicable) or its parent company shall be deemed not to constitute an Acquisition.

1.2     “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise.

1.3    “Aplindore” means a small molecule partial agonist for the D2 dopamine receptor (historically developed by Neurogen for indications such as for the treatment of Restless Leg Syndrome and Parkinson’s disease) or any salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and derivatives, all of the foregoing of such small molecule partial agonist for the D2 dopamine receptor.

1.4    “Aplindore Licensed Product” means a Licensed Product for which the applicable Compound is Aplindore.

1.5    “Aplindore Primary Licensed Product” means an Aplindore Licensed Product which is Developed or Commercialized for the indication of Parkinson’s disease and/or the indication of Restless Leg Syndrome.

1.6    “Aplindore Program” means Licensor’s program for the Development of Aplindore, including all related Licensor Technology, and all clinical and non-clinical data compiled by Licensor, in each case arising from Licensor’s operation of such program.

1.7    “Aplindore Secondary Licensed Product” means an Aplindore Licensed Product which is not an Aplindore Primary Licensed Product (and includes without limitation an Aplindore Licensed Product Developed or Commercialized for the indication of schizophrenia).

1.8    “Application” means a 505(b)(2) application, an abbreviated new drug application or a new drug application or any amendment or supplement thereto, pursuant to and/or as defined in the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder submitted to the FDA, or a similar application filed with an equivalent foreign regulatory agency or body in another country or multinational region.

1.9    “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.10    “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.11    “Captisol” means sulfobutylether ẞ(beta) cyclodextrin, sodium salt. CyDex supplies a uniquely modified form of such material under the Captisol® brand. For avoidance of doubt, the uniquely modified form of such material supplied by CyDex under the Captisol® brand shall be deemed to be included among the products which are within the defined term “Captisol.”

1.12     “Captisol Data Package” means (a) all toxicology/safety and other relevant scientific safety data owned, licensed or developed by CyDex and its Affiliates relating to Captisol; (b) all toxicology/safety and other relevant scientific data owned, licensed or developed by the licensees or sublicensees of CyDex or its Affiliates or other Third Parties (to the extent permitted in the applicable license or other agreements between CyDex and/or its Affiliates and such licensees, sublicensees or other Third Parties); and (c)  the open portion of the DMF for Captisol®, in each case to the extent relating to Captisol® alone (and not in conjunction with a product formulation).

1.13     “CEA Licensed Product” means a Licensed Product which is to be administered by any method in any form including without limitation injection and intravenously, the sole active pharmaceutical ingredient of which is acetaminophen (as it may have been or may be modified by Licensor or Seelos for use in a CEA Licensed Product), and in which such sole active pharmaceutical ingredient is prepared, formulated or combined with Captisol.

1.14    “CEA Licensed Product Adverse Event” means an undesirable experience or occurrence in a patient or clinical investigation subject administered Captisol or a CEA Licensed Product (whether or not necessarily having a causal relationship with Captisol or a CEA Licensed Product).

1.15    “CEA Program” means the program conducted by Licensor intended to create a CEA Licensed Product.

1.16    “Combination Product” means a product containing a Licensed Product together with one or more other active ingredients, or with one or more other products, devices, pieces of equipment or components, but sold for a single price.

1.17    “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.18    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts normally used to accomplish a similar objective under similar circumstances and conditions then prevailing, including taking into account (to the extent relevant to the objective and to the nature of the efforts), without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past product performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of such Licensed Product, the strength of its proprietary position and such other factors as such Party may reasonably consider. Commercially Reasonable Efforts will not mean that a Party commits that it or such Party’s applicable Affiliate will actually accomplish the applicable task.

1.19    “Competent Authority” means any court, tribunal or regulatory agency of any Governmental Body.

1.20    “Compounds” means Aplindore, acetaminophen (as it may have been or may be modified by Licensor or Seelos for use in a CEA Licensed Product), an H3 receptor antagonist, or either or both of Licensor’s two proprietary CRTh2 antagonists set forth on Schedule 1.

1.21    “Competitive Product” means with respect to a given Licensed Product in a given jurisdiction, (a) any product, not covered by any license granted hereunder, that incorporates Aplindore, an H3 receptor antagonist, or either or both of Licensor’s two proprietary CRTh2 antagonists set forth on Schedule 1 as an active pharmaceutical ingredient or a generic version of any of the foregoing or (b) any product, not covered by any license granted hereunder, the sole active pharmaceutical ingredient of which is acetaminophen (or a modification thereof) and in which such sole active pharmaceutical ingredient is prepared, formulated or combined with Captisol.

1.22    “Controlled” means with respect to (a) Patent Rights and other Intellectual Property Rights, (b) Know-How or (c) physical materials constituting Know-How, that a Party or one of its Affiliates owns, has a license or sublicense, or, in the case of material, has the right to physical possession of such material and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights and other Intellectual Property Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.23    “Copyrights” means all copyrights, and all right, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted rights and interests throughout the world, and all right, title and interest in related applications and registrations throughout the world.

1.24    “Covered” means, with respect to a Licensed Product, that the manufacturing, importing, using, selling, or offering for sale of such Licensed Product would, but for ownership of or a license granted hereunder under Licensor Patents, infringe a Valid Claim of Licensor Patents in the country in which the activity occurs.

1.25    “CRTh2” means a Chemoattractant Receptor-homologous molecule expressed on Th2 cells.

1.26    “CRTh2 Antagonist Licensed Product” means a Licensed Product for which the applicable Compound is either or both of Licensor’s two proprietary CRTh2 antagonists set forth on Schedule 1 or any salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and derivatives, all of the foregoing of either of Licensor’s two proprietary CRTh2 antagonists set forth on Schedule 1.

1.27    “CRTh2 Antagonist Program” means the antagonist program conducted by Licensor intended to create a CRTh2 Antagonist Licensed Product.

1.28     “Development” or “Develop” means, with respect to a Licensed Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product.

1.29    “DMF” means a Drug Master File submitted to the FDA (or similar dossier filed with an equivalent Governmental Body in another jurisdiction) for Captisol®, as filed as of the Effective Date, or as hereafter updated from time to time during the Term, by CyDex with the FDA (or equivalent Governmental Body in another jurisdiction) from which Seelos is permitted by this Agreement to incorporate the DMF information by reference when submitting an Application to the FDA or an equivalent Governmental Body in another country or multinational region.

1.30    All references in this Agreement to “Dollars” or “$” shall mean United States Dollars.

1.31    “EMA” means the European Medicines Agency or any successor agency.

1.32    “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.33    “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.34    “Field” means all therapeutic uses in humans; provided that for CEA Licensed Products the Field expressly excludes the indications of (a) ocular treatment of any disease or condition with a formulation including a hormone; (b) topical ocular treatment of inflammatory conditions; (c) treatment and prophylaxis of fungal infections in humans; and (d) any ocular treatment for retinal degeneration.

1.35    “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by Seelos or a Sublicensee of Seelos after Regulatory Approval therefor has been obtained in such country.

1.36    “GAAP” means United States generally accepted accounting principles.

1.37    “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, court, tribunal, instrumentality, officer, official, representative, organization, unit, body or entity); (d) authoritative multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.38    “H3 Receptor Licensed Product” means a Licensed Product for which the applicable Compound is an H3 receptor antagonist drug.

1.39    “H3 Receptor Program” means the antagonist program conducted by Licensor intended to create an H3 Receptor Licensed Product.

1.40    “Intellectual Property Rights” means, collectively, Patent Rights, Copyrights, Trade Secrets, moral rights and all other intellectual property and proprietary rights.

1.41    “IPO” means the consummation by Seelos of its first firm commitment underwritten public offering of common stock.

1.42    “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological and other materials, reagents, specifications, formulations, formulae, case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, manufacturing process and Development information, results and data, specifications, instructions, materials, expertise and other technology applicable to compounds, formulations, compositions or products or to their manufacture, Development, registration, use or Commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, stability, quality control, manufacturing, preclinical and clinical data, expertise and information, regulatory filings and copies thereof, including without limitation those that relate to or are directed to Captisol or its manufacture and/or use. Notwithstanding the foregoing, the defined term Know-How (and derivative defined terms thereof) shall not include Licensor Patents or inventions claimed thereby, nor any portion of the DMF not within the definition of Captisol Data Package.

1.43    “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.44    “Licensed Other Intellectual Property Rights” means Intellectual Property Rights Controlled by Licensor, other than Licensor Patents.

1.45    “Licensed Product” means any pharmaceutical product, in any dosage form, preparation, composition, formulation, presentation or package configuration, that contains or comprises a Compound (and, in the case of a CEA Licensed Product, is prepared or combined with or formulated using Captisol, and that is Covered by a Valid Claim or that is developed with the assistance of or incorporates any component of the Captisol Data Package). For clarity: if a product is described by the foregoing sentence it is a “Licensed Product” for all purposes hereof whether or not it is Covered and whether or not the manufacturing, importing, using, selling, or offering for sale of such product would, but for a license granted under this Agreement under the Licensor IP, infringe any Licensor IP in the country in which the activity occurs.

1.46    “Licensor IP” means any and all Licensor Patents and Licensed Other Intellectual Property Rights in and to the Licensor Technology or the use thereof.

1.47    “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains directly and primarily to, is necessary for or actually is or was used in or for (i) the Compounds or to Captisol, (ii) the preparation, combination and/or formulation of acetaminophen (as it may have been or may be modified by Licensor or Seelos for use in a CEA Licensed Product) with Captisol, including proprietary and confidential information contained in the Captisol Data Package, (iii) the Development and Commercialization of the Licensed Products and (c) any other Know-How that is transferred to Seelos pursuant to Section 3.2 below. The Licensor Know-How shall include, but not be limited to, the Know-How listed on Schedule 2 hereto.

1.48     “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that Cover or pertain directly and primarily to the Compounds (or, in the case of CEA Licensed Products, to Captisol). The Licensor Patents shall include, but not be limited to, all Patent Rights set forth on Schedule 3 hereto.

1.49    “Licensor Technology” means the Licensor Know-How and the inventions described in the Licensor Patents.

1.50    “Major Market” means any of the (a) United States, (b) the European Union (either in its entirety or including at least one of France, Germany or, if at the time the United Kingdom is a member of the European Union, the United Kingdom), (c) the United Kingdom, if at the time the United Kingdom is not a member of the European Union, (d) Japan or (e) the People’s Republic of China.

1.51    “Net Sales” means the gross amount invoiced or otherwise charged by Seelos and its Sublicensees to Third Parties for the sale of a Licensed Product, on a Licensed Product-by-Licensed Product basis, less:

(a)	Trade, quantity and cash discounts;

(b)
Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation, Medicaid rebates and institutional rebates;

(b)	Product returns and allowances;

(c)	Administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(d)	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item or otherwise separately identified in the gross amount invoiced;

(e)
Any tax, tariff or duties imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item or otherwise separately identified (e.g., “taxes”) in the gross amount invoiced; and

(f)
Bad debt actually written off during the accounting period (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs).

Notwithstanding the foregoing, amounts invoiced by Seelos and its Sublicensees for sales of Licensed Products among Seelos and its Sublicensees and their respective Affiliates for resale shall not be included in the computation of Net Sales.

In the event that a Licensed Product is Commercialized as part of a Combination Product for a single price, then Net Sales shall be calculated by multiplying the sales price of such Combination Product by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) in the Combination Product; and the applicable deductions from the gross amount invoiced or otherwise charged by Seelos shall be allocated between the Licensed Product and the other product(s) in the Combination Product in the same proportion.

1.52    “Patent Right” means: (a) an issued or granted patent, a pending patent application and any patents that may be issued or granted therefrom and including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension, renewal, any continuation, divisional, continuation-in-part, substitute or provisional application of any of the foregoing; and (b) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.53    “Person” means any natural person, corporation, limited liability company, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.54    “Quality Agreement” means a formal agreement to be entered into hereafter between CyDex and Seelos that shall set forth the quality expectations, responsibilities, rights (including, as applicable and agreed upon, audit requirements) and quality measures and good manufacturing practices relating to the manufacture and supply of Captisol to assure drug quality, safety and efficacy consistent with FDA guidance or equivalent foreign Governmental Body requirements for Quality Agreements. Any such agreement may be amended from time to time by written agreement between the parties.

1.55    “Regulatory Approval” means all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed before the sale of a Licensed Product in the Field.

1.56     “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.57     “Reverse Merger” means a “reverse merger” type of transaction as a result of which Seelos’ business becomes owned or controlled by (or Seelos merges into) an existing issuer with a class of securities registered under the Securities Exchange Act of 1934, as amended, and immediately after such transaction the security holders of Seelos as of immediately before such transaction own, as such and as a result of such transaction, at least 35% of the equity securities or voting power of such issuer.

1.58     “Reverse Merger Raise” means a capital-raising transaction for (in whole or in part) the benefit of Seelos’ business consummated in conjunction with a Reverse Merger.

1.59    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by Seelos or a Sublicensee of Seelos until the later of (a) [* * *] years after the expiry, invalidation, revocation, unenforceability or other lapse of the last Licensor Patent Covering the applicable Licensed Product in such country or (b) the [* * *] anniversary of the First Commercial Sale in such country.

1.60    “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.61     “Sublicensee” means a Person, other than an Affiliate of Seelos, to which Seelos (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.62    “Supply Agreement” means a Supply Agreement entered into contemporaneously herewith between Seelos and CyDex for the supply of Captisol® sulfobutylether ẞ(beta) cyclodextrin, sodium salt from CyDex to Seelos.

1.63    “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.64    “Third Party” means any Person other than Licensor, Seelos or Affiliates of any of them, or any Sublicensees.

1.65    “Third Party Action” means any claim or action made by a Third Party against either Party that claims that a Licensed Product, or its use, Development, manufacture, sale or Commercialization infringes such Third Party’s Intellectual Property Rights.

1.66    “Trade Secrets” means all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, provided that any Trade Secret disclosed to the other Party both (a) without obtaining the other Party’s prior written consent and without being marked as “trade secret” or with a similar designation and (b) in a manner that a reasonable person would not regard as being provided under circumstances indicating that it is a trade secret shall not be deemed a Trade Secret pursuant to applicable Laws, but will be treated as Confidential Information of the disclosing Party.
* Confidential Treatment Requested

1.67    “Trademarks” means all trademarks, service marks, trade names, rights in trade dress, logos, symbols, brand names and all trademark rights and interests throughout the world, and all right, title and interest in related applications and registrations throughout the world under common law, state law, federal law or laws of foreign countries.

1.68    “United States” or “US” means the United States of America and its territories and possessions.

1.69    “Valid Claim” means a claim of an issued patent which has not expired or lapsed, which claim (or patent as a whole) has not been held or declared revoked, unenforceable or invalid by a decision of a Competent Authority of competent jurisdiction which decision is unappealable or unappealed within the time allowed for appeal, and which claim (or patent as a whole) is not admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.70    The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 7.5(b).

“Claim” has the meaning set forth in Section 10.1.

“Confidential Information” has the meaning set forth in Section 8.1.

“Contract Manufacturer” has the meaning set forth in Section 2.3.

“Controlling Party” has the meaning set forth in Section 7.6(c).

“Development Program” has the meaning set forth in Section 3.1.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Licensor Indemnitees” has the meaning set forth in Section 10.1.

“Notice” has the meaning set forth in Section 8.6.

“Publishing Party” has the meaning set forth in Section 8.6.

“Qualifying Financing” has the meaning set forth in Section 5.1(b).

“Receiving Party” has the meaning set forth in Section 8.1.

“Securities” has the meaning set forth in Section 9.2.

“Seelos Background Technology” has the meaning set forth in Section 7.1.

“Seelos Foreground Technology” has the meaning set forth in Section 7.1.

“Seelos Indemnitees” has the meaning set forth in Section 10.2.

“Study” has the meaning set forth in Section 11.2(b).

“Term” has the meaning set forth in Section 12.1.

“Willful Breach” has the meaning set forth in Section 12.2.

ARTICLE II
LICENSES AND OTHER RIGHTS

2.1    Grant of License to Seelos.

(a)    Subject to the terms and conditions of this Agreement, Licensor hereby grants to Seelos, and Seelos hereby accepts, an exclusive (even as to Licensor), perpetual, irrevocable (both of the immediately foregoing, subject to Section 12 below), worldwide, royalty-bearing, nontransferable (except with respect to the assignment provision in Section 13.2) right and license (with the right to sublicense, and to further sublicense, subject to the provisions of Section 2.2) under the Licensor IP, to research, Develop, manufacture, have manufactured (pursuant to Section 2.3), use, import and Commercialize and have Commercialized the Licensed Products in and for the Field. Licensor grants no licenses or rights to use other than as expressly set forth in this Agreement.

(b)    Notwithstanding Section 2.1(a), with respect to the Licensor Patents identified on Schedule 3 as licensed to CyDex or its Affiliates by Pfizer Inc. on a nonexclusive basis, CyDex hereby grants to Seelos a nonexclusive, perpetual, irrevocable (both of the immediately foregoing, subject to Section 12 below), worldwide, royalty-bearing, nontransferable (except with respect to the assignment provision in Section 13.2) right and license (with the right to sublicense, and to further sublicense, subject to the provisions of Section 2.2) under the Licensor IP to research, Develop, manufacture, have manufactured (pursuant to Section 2.3), use, import and Commercialize and have Commercialized the CEA Licensed Products in and for the Field.

(c)    Except as otherwise set forth in this Agreement or the Supply Agreement, CyDex grants no rights to Seelos to manufacture, import, sell or offer for sale bulk Captisol; provided, however, that Seelos may provide Captisol to bona fide collaborators in order to help Seelos to develop, make, have made (pursuant to Section 2.3), use, sell, offer for sale, import or otherwise commercially exploit the CEA Licensed Products in the Field. Seelos shall not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of Captisol.

(d)    Licensor shall not be liable to Seelos for violation of Seelos’ exclusive rights hereunder by parties other than Licensor or Affiliates of Licensor, licensees or sublicensees or contractors of Licensor with respect to the subject matter of this Agreement, or licensees or sublicensees, contractors, distributors, resellers or agents of any of the foregoing, except if Licensor has materially contributed to such violation.

2.2    Sublicensing.    Seelos shall have the right to grant sublicenses (collectively “Sublicenses”) under the licenses granted to Seelos pursuant to Section 2.1; provided, however, that the granting by Seelos of a Sublicense shall not relieve Seelos of any of its obligations hereunder and provided, further, that Seelos’ right to grant a Person a Sublicense shall be subject to the condition that Seelos shall advise such Sublicensee of the restrictions set forth in this Agreement with respect to the rights sublicensed to such Sublicensee, shall include within such Sublicense express provisions binding the Sublicensee to all of the duties, obligations, restrictions and acknowledgements hereunder of Seelos (with Licensor being an express third-party beneficiary thereof to the extent (a) that any Sublicense is a sublicense of a CEA Licensed Products and (b) of audit rights and records retention, in each case unless upon Company’s request Licensor consents in a particular instance to waive such requirement that Licensor be an express third-party beneficiary, which consent Licensor will consider in good faith and not unreasonably withhold or delay) and stating that the Sublicense shall automatically terminate upon the expiration or earlier termination of this Agreement. Seelos shall reasonably promptly deliver to Licensor a true and complete copy of the relevant portions of such Sublicense, provided that Seelos may redact any financial information and any sensitive or proprietary information that is not necessary to ascertain such Sublicensee’s compliance with the terms and conditions of this Agreement. Notwithstanding the foregoing sentence, it is not required that a Sublicense include provisions for the Sublicensee to pay royalties or make milestone payments or other payments directly to Licensor or to provide royalty reports directly to Licensor. Seelos shall require that all of its Sublicensees shall comply with the terms and conditions of this Agreement (as applicable to them) and Seelos shall be and remain fully responsible to Licensor for the compliance by such Sublicensees with the terms and conditions of this Agreement (as applicable to them) as if the Sublicensee were Seelos hereunder.

In addition, Licensor hereby agrees that, for the express benefit of each Sublicensee whose Sublicense would be automatically terminated as a result of termination of this Agreement under Section 12.2 for Seelos’ breach (so long as such breach does not arise from any act or omission of such Sublicensee) or as a result of termination of this Agreement under Section 12.3 for Seelos’ bankruptcy or similar event, upon such termination Licensor shall negotiate in good faith with such Sublicensee to enter into a new direct license agreement with such Sublicensee which would contain terms and conditions that are substantially the same as those contained in the sublicense agreement subject to the following: (a) such direct license agreement shall carry forward any limitations or restrictions from Seelos’ full rights which had been effected in such Sublicense (e.g., limitations or restrictions as to duration, type of Licensed Product, method of administration, type of commercialization right, geographic territory, field of use, etc.), (b) if the rights granted by Seelos to such Sublicensee and another Sublicensee had been inconsistent (e.g., the two Sublicensees’ exclusive territories in fact overlapped), Licensor shall be entitled to negotiate so as to cause the elimination in the direct license agreements of any such inconsistency, and (c) such direct license agreement, together with any and all other direct license agreements entered into with other former Sublicensees on account of this Section 2.2, shall afford to Licensor the economic benefit as to the milestone payments and royalties to the extent that such milestone payment and royalties have a proportionate relation to such Sublicensees’ rights and arise after the date of termination of this Agreement as if this Agreement were still in effect, provided that Licensor shall not be entitled to any such milestone payment or royalties payment to the extent that Licensor already has received or recovered or later receives and recovers from, on behalf of or because of Seelos or its successors or assigns any damages, settlement amounts or other amounts for or otherwise in connection with such milestone payments and royalties. As an illustration of subsection (c): if there are four such Sublicensees, the obligations of the former Sublicensees under the four (or, as the case may be, fewer) direct license agreements to pay a particular milestone payment shall in the aggregate, somehow, equal the amount of the particular milestone payment to the extent to which such milestone has a proportionate relation to such Sublicensees’ rights and arises after the date of termination of this Agreement as if this Agreement were still in effect. (As an example, for clarity: the rights of a Sublicensee whose rights are limited to CEA Licensed Products in South America would not “have a proportionate relation” to any of the milestones hereunder except the ones identified in Section 5.3(c)(iii) and Section 5.3(c)(vii).) As another illustration of subsection (b): if there are four such Sublicensees, the obligations of the former Sublicensees under the four (or, as the case may be, fewer) direct license agreements to pay royalties shall be based on the same royalty tiers as set forth in this Agreement, and as to each such direct license agreement the achievement of the applicable tier threshold shall be based not on such former Sublicensee’s Net Sales alone, but rather on the combined Net Sales of all former Sublicensees under their direct license agreements plus the Net Sales of Licensed Products under any other direct license agreement which Licensor may at any time enter into with anyone else (e.g., if the direct license agreements with former Sublicensees did not in the aggregate cover all geographies in the world).

Except for Sublicenses as expressly allowed herein, Seelos acknowledges that it has no right to, and agrees not to purport to, grant to anyone a sublicense under the Licensor IP.

2.3    Contracting. Seelos may manufacture the Licensed Products or contract the manufacture of the Licensed Products (but in each case, may not manufacture bulk Captisol) with Third Party manufacturers (collectively “Contract Manufacturers”). To the extent necessary to engage a Contract Manufacturer for a Licensed Product, Seelos shall be permitted under this Agreement to grant any such Contract Manufacturer a sublicense under the licenses granted to Seelos pursuant to Section 2.1 solely for such purposes; provided, however, that such permission is subject to the conditions that (a) any such Contract Manufacturer shall first be advised of the restrictions set forth in this Agreement with respect to the rights licensed to Seelos and its Sublicensees hereunder and (b) any such Contract Manufacturer shall enter into an agreement with Seelos (with Licensor being an express third-party beneficiary thereof to the extent that any such agreement is for the manufacture of CEA Licensed Product unless upon Company’s request Licensor consents in a particular instance to waive such requirement that Licensor be an express third-party beneficiary, which consent Licensor will consider in good faith and not unreasonably withhold or delay) pursuant to which such Contract Manufacturer shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement and (c) Seelos shall reasonably promptly deliver to Licensor a true and complete copy of the relevant portions of such agreement, provided that Seelos may redact any financial information and any sensitive or proprietary information that is not necessary to ascertain such Sublicensee’s compliance with the terms and conditions of this Agreement. Seelos shall require that all of its Contract Manufacturers shall comply with the terms and conditions of this Agreement and shall remain fully responsible to Licensor for the compliance by such Contract Manufacturers with the terms and conditions of this Agreement as if such Contract Manufacturers were Seelos hereunder.

ARTICLE III
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1    Diligence by Seelos. Seelos shall use, and shall require its Affiliates and Sublicensees to use, Commercially Reasonable Efforts: (a) to Develop the Licensed Products within each Compound category; (b) to obtain Regulatory Approval in the Major Markets for the Licensed Products; and (c) to Commercialize Licensed Products thereafter in each country in which Regulatory Approval is obtained. In connection therewith, Seelos shall formulate and execute a preclinical and clinical development program to Develop Licensed Products within each Compound category in and for the Field (the “Development Program”).

3.2    Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than 30 days following the Effective Date or such later date Seelos requests, Licensor shall, at Licensor’s cost and expense, communicate and transfer the Licensor Know-How to Seelos. Such technology transfer shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor Know-How are preserved in all material respects. Such technology transfer shall not include information related to the manufacture of bulk Captisol. Seelos shall confirm in writing having received the Licensor Know-How. Except as otherwise provided in Section 9.2 and without limiting Licensor’s obligations under this Section 3.2, Seelos acknowledges that the Licensor Know-How is provided on an “as-is, with all faults” basis. For a period of 18 months after the Effective Date, Licensor shall make its personnel (as applicable) available to Seelos and its Contract Manufacturers to respond to informational inquiries and provide technical assistance related to the Licensor Know-How at no charge to Seelos. Thereafter, Seelos shall compensate the applicable Licensor at the rate of $[* * *] per hour for the time its personnel incur to provide such services. Licensor and its personnel shall not be required to develop new information or analysis, nor to provide more assistance than is commercially reasonable. Notwithstanding the foregoing and in addition to and not in lieu or in limitation of the foregoing, Licensor shall continue to provide Seelos with any updates to the transferred Licensor Know-How and supplemental information and Seelos shall have the right to reasonably request, and Licensor shall use Commercially Reasonable Efforts to provide, additional Licensor Know-How then in existence and information relating to the transferred Licensor Know-How including any Licensor Know-How or other information that is missing or necessary to correct previously provided Licensor Know-How or other information.

3.3    No Guaranty of Favorable Results. Licensor does not warrant that the Development Program, Seelos’ preclinical studies and evaluation (if any) and/or Seelos’ clinical studies (if any) will produce any particular results or any favorable results, or that Licensed Products can ever be successfully or profitably Commercialized.

3.4    Seelos Responsibility and Authority for Development. Seelos shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in and for the Field and to conduct (either itself or through its agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies Seelos believes appropriate to obtain Regulatory Approvals for Licensed Products in and for the Field. The Parties acknowledge that the Parties may choose in the future to negotiate toward a research agreement in support of the Development Program; however, no Party shall be obligated to negotiate toward, or to enter into, such a research agreement, and in the absence of any such definitive written research agreement Licensor shall have no obligation to assist Seelos’ research and development except to the extent expressly set forth in this Agreement or the Supply Agreement.

3.5    Commercialization. Seelos shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Licensed Products in and for the Field itself or through one or more Sublicensees or other Third Parties selected by Seelos and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Licensed Products.

3.6    Manufacturing. Subject to Section 2.3 as to CEA Licensed Products, Seelos shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture or have manufactured, at the clinical and/or commercial stage, any Licensed Product in and for the Field itself or through one or more Sublicensees selected by Seelos.

3.7    Reporting to Licensor. Seelos shall, at least once each Calendar Year, provide to Licensor an updated report regarding the progress of all research and Development efforts toward Licensed Products and regarding the progress of Commercialization of Licensed Products.

3.8    Right to Subcontract of Seelos. Subject to any required compliance with Section 2.2, Seelos may exercise any of the rights or obligations that Seelos may have under this Agreement (including, without limitation, any of the rights licensed in Section 2.1 hereof) by sublicensing, but any Sublicense granted or entered into by Seelos as contemplated by this Section 3.8 or any Sublicensee’s exercise or performance of all or any portion of the rights or obligations that Seelos may have under this Agreement shall not relieve Seelos from any of its obligations under this Agreement.

3.9    Compliance with Law. Licensor undertakes and agrees that the transfer of the Licensor Know-How and its performance of its obligations and exercise of its rights under this Agreement shall comply in all respects with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, environmental, occupational safety/health, safety and import/export restrictions, laws, rules and regulations. Seelos undertakes and agrees that the conduct of the Development Program, the use of the Licensor Technology, and all Development, manufacturing and Commercialization of Licensed Products by it and its Sublicensees shall comply in all material respects with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, environmental, occupational safety/health, safety and import/export restrictions, laws, rules and regulations.

3.10    Costs and Expenses. Except as otherwise expressly provided herein, as between Licensor and Seelos, Seelos shall be solely responsible for all costs and expenses related to Development, manufacturing and Commercialization of the Licensed Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to Licensed Products.

3.11    .Patent Marking. Seelos agrees that with respect to each unit or package of Licensed Products sold in a given country, Seelos shall comply with the customary patent marking laws and practices of such country as to the applicable Licensor Patents.

3.12    Trademarks. As between Licensor and Seelos, Seelos shall have the sole authority to select Trademarks for Licensed Products and shall own all such Trademarks. Licensor does not grant Seelos the right to use any Trademarks of Licensor or its Affiliates provided that, for the avoidance of doubt and notwithstanding anything in this Agreement or otherwise, Seelos and any of its Sublicensees shall have the right to use any Trademarks in factual statements about the Licensed Products and its relationship with and the role of Licensor, for Regulatory Approvals and regulatory filings or as required by Law or in the exercise of fair use.

ARTICLE IV
REGULATORY MATTERS

4.1    Regulatory Filings. As between Seelos and Licensor, Seelos shall own and maintain all regulatory filings made after the Effective Date for Licensed Products and all Regulatory Approvals for Licensed Products.

4.2    Communications with Authorities. As between Seelos and Licensor and except to the extent, if any, otherwise expressly provided in this Agreement or the Supply Agreement, Seelos shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Products. At the request of Seelos, Licensor shall make available to Seelos, at no more than a reasonable charge, a qualified representative who shall, together with the representatives of Seelos, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating solely to the Licensor Technology or the Licensor IP.

(a)    Seelos shall provide CyDex with copies of the portions of all regulatory submissions containing Captisol data alone (and not in conjunction with any CEA Licensed Product) 14 days before submission and shall allow CyDex to review and comment upon said submissions. CyDex shall provide its input regarding any such submission within 7 days of receipt of such submission from Seelos. The contents of each such submission shall be deemed to be Confidential Information of Seelos, subject to the terms and provisions of Article VIII. Seelos shall promptly inform CyDex of meetings with the FDA (or equivalent foreign Governmental Bodies) regarding Captisol. If Seelos submits written responses to the FDA, or an equivalent foreign Governmental Body, which include data on Captisol alone, CyDex shall be permitted to review such written materials 14 days before submission. If CyDex reasonably objects to the contents of such written responses relating to Captisol, the Parties agree to cooperate in working toward a reasonable and mutually agreeable response.

4.3    Adverse Event Reporting.

(a)    Each Party agrees to comply with any and all Laws that are applicable to it as of the Effective Date and thereafter during the Term relating to Licensed Product safety data collection and reporting (and, if applicable, recalls). Each Party shall provide annually to the other Party a listing of each serious untoward medical occurrence in a patient or subject who is administered a Licensed Product and shall, should such other Party expressly so request, provide such other Party with additional detail as to such ones of such occurrences as such other Party may designate.

(b)    Each Party shall adhere, and shall require that its Affiliates, Sublicensees, Contract Manufacturers, co-marketers and distributors adhere, to all requirements of applicable law and regulations that relate to the investigation and reporting of any CEA Licensed Product Adverse Event, including without limitation an unfavorable and unintended diagnosis, symptom, sign (including an abnormal laboratory finding), syndrome or disease, whether or not considered Captisol or CEA Licensed Product related, which occurs or worsens following administration of Captisol or a CEA Licensed Product. Each Party shall provide the other with copies of all relevant reports it obtains (either directly or through any Sublicensee or licensee) of any CEA Licensed Product Adverse Event which is serious (e.g., any such CEA Licensed Product Adverse Event that results in death, is life-threatening, requires or prolongs inpatient hospitalization, results in disability, congenital anomaly or is medically important (i.e., may require other medical or surgical intervention to prevent other serious criteria from occurring)) which such Party has reason to believe are associated with Captisol within 14 days following (a) submission of any such report to the FDA or an equivalent foreign Governmental Body, or (b) receipt from such Party’s Sublicensee, licensee, co-marketer or distributor of any such report to the FDA or an equivalent foreign Governmental Body. Seelos shall also advise CyDex regarding any proposed labeling, Application supplements or registration dossier changes affecting Captisol arising from CEA Licensed Product Adverse Event reports. Reports from Seelos shall be delivered to the attention of Chief Scientific Officer, CyDex, with a copy to Chief Executive Officer, CyDex, at the address set forth in Section 13.7. Reports from CyDex shall be delivered to the attention of Chief Operating Officer, Seelos, with a copy to Chief Executive Officer, Seelos, at the address set forth in Section 13.7. The Parties shall mutually cooperate with regard to investigation of any such serious CEA Licensed Product Adverse Event, whether experienced by Seelos, CyDex or any other Affiliate, Sublicensee, sublicensee, co-marketer or distributor of CyDex or Seelos.

ARTICLE V
FINANCIAL PROVISIONS

5.1    Option Fee and Upfront Fee.

(a)    Seelos becomes obligated on the Effective Date to pay Ligand a $25,000 option fee. Seelos shall pay such option fee to Ligand in cash by no later than 60 days after the Effective Date.

(b)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable upfront payments (payable in the form of consideration set forth in Section 5.1(d)) within 30 days after the closing of the issuance and sale by Seelos, in one transaction or a series of integrated transactions, of debt and/or equity securities of Seelos for gross proceeds to Seelos of at least $7,500,000 in cash (a “Qualifying Financing”).

(i)    $450,000 in respect of the Aplindore Program;

(ii)    $150,000 in respect of the CEA Program;

(iii)    $350,000 in respect of the H3 Receptor Program; and

(iv)    $350,000 in respect of the CRTh2 Antagonist Program.

(c)    The Section 5.1(a) $25,000 option fee shall be creditable pro rata against the Section 5.2(b)(i)-(iv) upfront payment amounts, but otherwise the Section 5.1(a) $25,000 option fee shall be non-creditable and non-refundable.

(d)    The Section 5.1(b)(i)-(iv) upfront payment amounts shall be payable by Seelos (i) in cash, (ii) in shares of Seelos common stock at the fair market value per share of Seelos common stock based upon a valuation agreed upon by Seelos and Licensor or, in the absence of such agreement, an independent valuation thereof made by an appraisal expert jointly selected by Seelos and Licensor, with the costs of such appraisal borne equally by Seelos and Licensor, in either case as of immediately following completion of the Qualifying Financing, rounded down to the nearest whole share, or (iii) by a combination of such two methods, all as determined by Seelos at the time in Seelos’ sole and absolute discretion.

5.2    Financing Milestone Payments.

(a)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable milestone payment in the case of an IPO or a Reverse Merger Raise (payable in the form of consideration set forth in Section 5.2(d) and within the time period specified in Section 5.2(e)): the lesser of (i) $3,500,000 or (ii) 10% of the net proceeds of such IPO or Reverse Merger Raise.

(b)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable milestone payment in the case of an Acquisition (payable in the form of consideration set forth in Section 5.2(d) and within the time period specified in Section 5.2(e)): the lesser of (i) $3,500,000 or (ii) 10% of the net proceeds actually payable to Seelos or its equity holders (in their capacity as such) in the Acquisition; provided that earnout or other contingent or deferred Acquisition consideration shall be payable by Seelos promptly upon its actual receipt by Seelos based on the amount actually received by Seelos. If the Acquisition is by an equity holder of Seelos, the 10% shall be calculated on the basis that Acquisition consideration is deemed also paid to such equity holder’s shares on the same per-share basis as other equity holders receive for similar shares.

(c)    If Seelos has incurred and paid the Section 5.2(a) milestone payment, the Section 5.2(b) milestone payment is excused, and Seelos shall have no obligation to make any payments to Ligand under Section 5.2(b); and if Seelos has incurred and paid the Section 5.2(b) milestone payment, the Section 5.2(a) milestone payment is excused, and Seelos shall have no obligation to make any payments to Ligand under Section 5.2(b).

(d)    The Section 5.2 financing milestone payment amounts shall be payable by Seelos (i) in cash, (ii) (A) in the case of an IPO, in shares of Seelos common stock valued at the “price to public” per share of Seelos common stock in such IPO, rounded down to the nearest whole share, (B) in the case of a Reverse Merger Raise, in the form of the consideration received per share of Seelos common stock in the Reverse Merger by holders of Seelos common stock, valued at the fair market value per share of Seelos common stock indicated by the volume weighted average price of the common stock of the counterparty to the Reverse Merger whose shares are registered under the Securities Exchange Act of 1934, as amended, for the 10 trading days beginning on the date immediately following the date of such Reverse Merger, or (C) in the case of an Acquisition, in the form of the consideration received per share of Seelos common stock in the Acquisition by holders of Seelos common stock, valued at the fair market value per share of Seelos common stock as determined by Seelos’ board of directors in good faith in connection with such Acquisition, or (iii) by a combination of such methods set forth in subsections (i) and (ii), all as determined by Seelos at the time in Seelos’ sole discretion.

(e)    The Section 5.2 financing milestone payment shall be payable in full no more than 30 days after the closing of the event giving rise to such financing milestone payment.

5.3    Commercial Milestone Payments.

(a)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable milestone payments with regard to each respective Licensed Product (other than an Aplindore Primary Licensed Product) to achieve the respective Licensed Product milestone event, for each respective indication for which a Licensed Product (other than an Aplindore Primary Licensed Product) achieves the respective Licensed Product milestone event. Seelos shall promptly, but in no event later than 10 days following Seelos’ receipt of actual knowledge of each achievement of a milestone event, notify Ligand in writing of the achievement of such milestone event and shall pay the relevant milestone payment within 30 days after such notice or, to the extent that such milestone payment is initially to be paid by a Sublicensee to Seelos, the earlier of (a) 40 days after achievement of such milestone and (b) 10 days from receipt of the relevant milestone payment from a Sublicensee.

	Milestone Event	Milestone Payment
(i)	Submission of an Application in the United States for a particular Licensed Product	$750,000
(ii)	United States FDA approval of an Application for a particular Licensed Product	$3,000,000
(iii)	Regulatory Approval in or for a Major Market (outside the United States) for a particular Licensed Product	$1,125,000
(iv)	Regulatory Approval in or for a second Major Market (outside the United States) for a particular Licensed Product	$1,125,000

(b)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable milestone payments with regard to each Aplindore Primary Licensed Product to achieve the respective Aplindore Primary Licensed Product milestone event, for each respective indication for which an Aplindore Primary Licensed Product achieves the respective Aplindore Primary Licensed Product milestone event. Seelos shall promptly, but in no event later than 10 days following Seelos’ receipt of actual knowledge of each achievement of a milestone event, notify Ligand in writing of the achievement of such milestone event and shall pay the relevant milestone payment within 30 days after such notice or, to the extent that such milestone payment is initially to be paid by a Sublicensee to Seelos, the earlier of (a) 40 days after achievement of such milestone and (b) 10 days from receipt of the relevant milestone payment from a Sublicensee.

	Milestone Event	Milestone Payment
(i)	Submission of an Application in the United States for a particular Aplindore Primary Licensed Product	$100,000
(ii)	United States FDA approval of an Application for a particular Aplindore Primary Licensed Product	$350,000
(iii)	Regulatory Approval in or for a Major Market (outside the United States) for a particular Aplindore Primary Licensed Product	$125,000
(iv)	Regulatory Approval in or for a second Major Market (outside the United States) for a particular Aplindore Primary Licensed Product	$125,000

(c)    As further partial consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand the following non-creditable, non-refundable milestone payments with regard to each Licensed Product category to achieve the respective Licensed Product milestone event. Seelos shall promptly, but in no event later than 10 days following Seelos’ receipt of actual knowledge of each achievement of a milestone event, notify Ligand in writing of the achievement of such milestone event and shall pay the relevant milestone payment within 30 days after such notice or, to the extent that such milestone payment is initially to be paid by a Sublicensee to Seelos or, to the extent that such milestone payment is initially to be paid by a Sublicensee to Seelos, the earlier of (a) 40 days after achievement of such milestone and (b) 10 days from receipt of the relevant milestone payment from a Sublicensee.

	Milestone Event	Milestone Payment
(i)	$1,000,000,000 of cumulative worldwide Net Sales of Aplindore Licensed Products since the First Commercial Sale of the first Aplindore Licensed Product to have a First Commercial Sale	$10,000,000
(ii)	$1,000,000,000 of cumulative worldwide Net Sales of H3 Receptor Licensed Products since the First Commercial Sale of the first H3 Receptor Licensed Product to have a First Commercial Sale	$10,000,000
(iii)	$1,000,000,000 of cumulative worldwide Net Sales of CEA Licensed Products since the First Commercial Sale of the first CEA Licensed Product to have a First Commercial Sale	$10,000,000
(iv)	$1,000,000,000 of cumulative worldwide Net Sales of CRTh2 Antagonist Licensed Products since the First Commercial Sale of the first CRTh2 Antagonist Licensed Product to have a First Commercial Sale	$10,000,000
(v)	$2,000,000,000 of cumulative worldwide Net Sales of Aplindore Licensed Products since the First Commercial Sale of the first Aplindore Licensed Product to have a First Commercial Sale	$20,000,000
(vi)	$2,000,000,000 of cumulative worldwide Net Sales of H3 Receptor Licensed Products since the First Commercial Sale of the first H3 Receptor Licensed Product to have a First Commercial Sale	$20,000,000
(vii)	$2,000,000,000 of cumulative worldwide Net Sales of CEA Licensed Products since the First Commercial Sale of the first CEA Licensed Product to have a First Commercial Sale	$20,000,000
(viii)	$2,000,000,000 of cumulative worldwide Net Sales of CRTh2 Antagonist Licensed Products since the First Commercial Sale of the first CRTh2 Antagonist Licensed Product to have a First Commercial Sale	$20,000,000

5.4    Royalty, Etc. Payments for Licensed Products.

(a)    With respect to Net Sales of all Licensed Products (other than Aplindore Primary Licensed Products) in a country in which such Licensed Products are Covered under a Licensor Patent as of the time of the Net Sales: As further consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand a [* * *]% royalty on all such Net Sales by Seelos and its Sublicensees (but, with respect to all of the foregoing, excluding Net Sales of a given Licensed Product (other than an Aplindore Primary Licensed Product) after the applicable Royalty Term).

(b)    With respect to Net Sales of all Aplindore Primary Licensed Products in a country in which such Licensed Products are Covered under a Licensor Patent as of the time of the Net Sales: As further consideration for Licensor’s grant of the rights and licenses to Seelos hereunder, Seelos shall pay to Ligand a royalty on all such Net Sales by Seelos and its Sublicensees (but, with respect to the foregoing, excluding Net Sales of a given Aplindore Primary Licensed Product after its applicable Royalty Term), at the percentage rates set forth below:

Annual (Calendar Year) Combined Worldwide Net Sales of All (Covered) Aplindore Primary Licensed Products	Incremental Royalty Rate
For combined annual Net Sales of such Aplindore Primary Licensed Products from $0 up to and including $[* * *]	[* * *]%
For that portion of combined annual Net Sales of such Aplindore Primary Licensed Products that is greater than $[* * *] but less than or equal to $[* * *]	[* * *]%
For that portion of combined annual Net Sales of such Aplindore Primary Licensed Products that is greater than $[* * *]	[* * *]%

By way of illustration, assume that aggregate worldwide cumulative Net Sales of all such Aplindore Primary Licensed Products in calendar 2019 total $[* * *]. The total royalties due and payable by Seelos to Ligand for such Net Sales would be $[* * *], calculated as follows:

[* * *]
[* * *]
[* * *]
[* * *]

(c)    With respect to Net Sales of all Licensed Products (other than Aplindore Primary Licensed Products) in a country in which such Licensed Products are not Covered under any Licensor Patent as of the time of the Net Sales: In addition, as further consideration for Licensor’s grant of the Licensed Know-How rights and licenses to Seelos hereunder, Seelos shall pay to Ligand a payment in the nature of royalties equal to [* * *]% on all such Net Sales by Seelos and its Sublicensees during the applicable Royalty Term.

* Confidential Treatment Requested

(d)    With respect to Net Sales of all Aplindore Primary Licensed Products in a country in which such Licensed Products are not Covered under any Licensor Patent as of the time of the Net Sales: In addition, as further consideration for Licensor’s grant of the Licensed Know-How rights and licenses to Seelos hereunder, Seelos shall pay to Ligand a payment in the nature of royalties on all such Net Sales by Seelos and its Sublicensees during the applicable Royalty Term, at the percentage rates set forth below:

Annual (Calendar Year) Combined Worldwide Net Sales of All (Uncovered) Aplindore Primary Licensed Products	Incremental Royalty Rate
For combined annual Net Sales of such Aplindore Primary Licensed Products from $0 up to and including $[* * *]	[* * *]%
For that portion of combined annual Net Sales of such Aplindore Primary Licensed Products that is greater than $[* * *] but less than or equal to $[* * *]	[* * *]%
For that portion of combined annual Net Sales of such Aplindore Primary Licensed Products that is greater than $[* * *]	[* * *]%

(e)    In establishing the royalty/payment in the nature of royalties structure hereunder, the Parties recognize, and Seelos acknowledges, the substantial value of the various obligations being undertaken by Licensor under this Agreement, in addition to the grant of the license under the Licensor Patents, to enable the rapid and effective market introduction of the Licensed Products. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate Licensor for these obligations.

(f)    For purposes of determining whether a Section 5.4(b) or Section 5.4(d) royalty/payment in the nature of royalties threshold has been attained, only Net Sales that are subject to a Section 5.4(b) payment or a Section 5.4(d) payment, respectively, shall be included in the total amount of Net Sales and any Net Sales that are not subject to such a respective payment shall be excluded. For clarity, Seelos’ obligation to pay royalties to Ligand under Section 5.4(a) or Section 5.4(b) is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensor Patents pertaining thereto.

(g)    Notwithstanding anything to the contrary in this Agreement, (i) Seelos will have no obligation to pay a royalty under Sections 5.4(c) and 5.4(d) for any exercise of a right under the license granted in Sections 2.1(a) and 2.1(b) with respect to a unit of Licensed Product if Seelos has an obligation to pay a royalty under Sections 5.4(a) and 5.4(b) for any exercise of a right under the license granted in Sections 2.1(a) and 2.1(b) with respect to such same unit of Licensed Product and (ii) Seelos shall pay only one royalty on each Licensed Product regardless of how many rights Seelos exercises in any jurisdiction under the license granted in Sections 2.1(a) and 2.1(b) with respect to such Licensed Product.

(h)    Seelos’ obligation to pay royalties under Section 5.4 on Net Sales of a particular Licensed Product in a jurisdiction made after sales of a Competitive Product to such Licensed Product in such jurisdiction have resulted in the reduction of sales of such Licensed Product in such jurisdiction by [* * *]% or more shall be reduced by [* * *]% from the applicable rate of Section 5.4.

* Confidential Treatment Requested

5.5    Timing of Payment. Royalties/payments in the nature of royalties payable under Section 5.4 shall be payable on actual Net Sales and shall accrue at the time provided therefor by GAAP. Royalty/payment in the nature of royalties obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within 45 days after the end of each Calendar Quarter and within 60 days in the case of Seelos’ fiscal year ending Calendar Quarter, all of the foregoing during which the royalty/payment in the nature of royalties obligation accrued; provided that within 60 days after the conclusion of each Calendar Year Seelos shall provide notice to Ligand of any adjustments necessary to account for any royalties/payment in the nature of royalties which were overpaid or underpaid for such prior Calendar Year’s Calendar Quarters, and the Parties shall promptly true-up based on such adjustments.

5.6    Royalty (Etc.) Reports and Records Retention. Within 45 days after the end of each Calendar Quarter and within 60 days in the case of Seelos’ fiscal year ending Calendar Quarter, all of the foregoing during which Licensed Products have been sold, Seelos shall deliver to Ligand, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product (and specifying non-Covered status, as applicable) and country-by-country basis, of (a) the gross amount charged by Seelos and its Sublicensees to Third Parties for Licensed Products, subject to royalty payments for such Calendar Quarter (and, if non-Covered, subject to royalty/payment in the nature of royalties payments for such Calendar Quarter), (b) amounts deducted by category (following the definition of Net Sales) from such gross amount invoiced or otherwise charged to calculate Net Sales, (c) Net Sales subject to royalty or royalty/payment in the nature of royalties payments for such Calendar Quarter and Calendar Year to date and (d) the corresponding royalty or royalty/payment in the nature of royalties. Such report shall be deemed “Confidential Information” of Seelos subject to the obligations of Article VIII of this Agreement. For three years after each sale of a Licensed Product (whether Covered or not), Seelos shall keep (and shall ensure that its Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.7    Audits.

(a)    From the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) until one Calendar Year after the conclusion of the final Royalty Term, upon the written request of Ligand, and not more than once in each Calendar Year, Seelos shall permit, and shall cause each Sublicensee to permit, an independent certified public accounting firm of nationally recognized standing selected by Ligand (who has not been engaged by Ligand or any of its Affiliates to provide services in any other capacity at any time during the three-year period before such selection), and reasonably acceptable to Seelos, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Seelos and its Sublicensees to verify the accuracy of the royalty and payment in the nature of royalties reports and payments under this Article V. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

(b)    If such accounting firm reasonably concludes that additional royalties and/or royalties/payment in the nature of royalties were owed during such period, Seelos shall pay the additional royalties and/or royalties/payment in the nature of royalties within 30 days after the date such public accounting firm delivers to Seelos such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at Seelos’ request, shall be reimbursed to Seelos within 30 days after the date such accounting firm delivers such report to Seelos. If Seelos disagrees with such calculation, Seelos may initiate a court action to seek to recover the additional payment or to increase the amount of credit or reimbursement. Ligand shall pay for the cost of any audit by Ligand, unless Seelos has underpaid Ligand by [* * *]% or more for a specific royalty period, in which case Seelos shall pay for the reasonable costs of audit. If Seelos has so paid for the reasonable costs of the audit but a court of competent jurisdiction thereafter determines that Seelos had not underpaid Ligand by [* * *]% or more for such specific royalty period, Ligand shall forthwith refund such costs to Seelos.

(c)    Each Party shall treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article VIII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.8    Annual Milestone Reports. By November 1 of each calendar year during the Term, Seelos shall provide Ligand with written reports that describe in reasonable detail Seelos’ progress made toward achievement of the milestones specified in Sections 5.2 and 5.3 above during such calendar year and summarize Seelos’ activities, progress and outlook in developing Licensed Products. Seelos shall also provide updates regarding any material changes to the expected completion of any such milestones outlined in the annual report or any change that may materially affect the Supply Agreement or orders placed thereunder.

5.9    Mode of Payment and Currency. All payments to Ligand under this Agreement, whether or not in respect of Net Sales or milestone events, shall be made by deposit of Dollars in the requisite amount to such bank account as Ligand may from time to time designate by advance written notice to Seelos. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with Seelos’ normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.10    Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) the U.S. Prime Rate for the date payment was due as reported by the Wall Street Journal, plus [* * *] basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

5.11    Taxes. All amounts due hereunder exclude all applicable withholding, sales, use, and other taxes and duties, and Seelos shall be responsible for payment of all such taxes (other than taxes based on Ligand’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the

* Confidential Treatment Requested

nature of royalties, milestone payments, and other payments made by Seelos to Ligand under this Agreement. To the extent Seelos is required to withhold taxes on any payment to Ligand under this Agreement Seelos shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Ligand official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Ligand may reasonably request, to establish that such taxes have been paid. Ligand shall provide Seelos any tax forms that may be reasonably necessary in order for Seelos to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Ligand shall use Commercially Reasonable Efforts to provide any such tax forms to Seelos at least 45 days before the due date for any payment for which Ligand desires that Seelos apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Each of Ligand, Neurogen and CyDex (jointly and severally) shall indemnify and hold Seelos harmless from and against any penalties, interest or other tax liability arising from any failure by Seelos (at the express request of Ligand, Neurogen or CyDex) to withhold or by reduction (at the express request of Ligand, Neurogen or CyDex) in its withholding.

ARTICLE VI
PROMISSORY NOTES

6.1    Initial Note Purchase. Ligand shall lend $250,000 cash to Seelos, against a Convertible Note in substantially the form attached hereto as Exhibit A, but only if, as and when each of the following conditions is satisfied:

    (a)    Seelos requests such a loan in writing; and

(b)    Seelos has raised equity capital (not including convertible debt) from one or more investors, but of which one single investor has invested at least $250,000 of equity capital.

6.2    Second Note Purchase. Ligand shall, on or before the first anniversary of the loan described in Section 6.1, lend an additional $250,000 cash to Seelos, against a Convertible Note in substantially the form attached hereto as Exhibit A, but only if, as and when (on or before such first anniversary but in no event thereafter) each of the following conditions is satisfied:

(a)    Seelos requests such a loan in writing;

(b)    The loan described in Section 6.1 was made and is not in default;

(c)    Seelos has raised equity capital (not including convertible debt) from one or more investors, but of which one single investor has invested an aggregate of at least $500,000 of equity capital; and

(d)    Seelos has dosed the first patient in a human clinical trial of an Aplindore Licensed Product in a Major Market, and has filed at least two Investigational New Drug Applications with the FDA (and/or equivalent applications with the applicable Regulatory Authority in any other Major Market) for CRTh2 Antagonist Licensed Products, H3 Receptor Licensed Products and/or CEA Licensed Products.

6.3    Effect on Term. In the event an Article VI Convertible Note is outstanding and either (a) such     Article VI Convertible Note is not paid in full in cash or automatically converted within 20 days after it becomes due upon either scheduled or accelerated maturity or (b) Seelos or its successor liquidates, dissolves or winds up, then (in addition to and cumulatively with any and all other rights and remedies of Licensor), upon written notice from Licensor to Seelos, this Agreement shall automatically and immediately terminate.

ARTICLE VII
INVENTIONS AND PATENTS

7.1    Ownership. As between the Parties, Licensor shall own all right, title and interest in and to the Licensor Technology. As between the Parties, Seelos shall own all right, title and interest in and to any Know-How created or acquired by it separate or apart from this Agreement (“Seelos Background Technology”) or created or acquired solely or jointly by Seelos after the Effective Date in connection with this Agreement (“Seelos Foreground Technology”), including without limitation all Intellectual Property Right therein. To the extent necessary to implement the foregoing, Licensor hereby irrevocably assigns to Seelos any right, title and interest worldwide in and to the Seelos Foreground Technology effective immediately upon the inception, conception, creation or development thereof.

7.2    Patent Prosecution and Maintenance.

(a)    Licensor Patents. Licensor shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name.

(b)    New or Revised Applications. Licensor will, upon forming an intention to file or revise one or more patent applications which would become or are Licensor Patents subject to the License grant in Article II, promptly inform Seelos of such intention, and will provide Seelos with the opportunity to comment on the content of such Licensor patent application before so filing or revising. Licensor shall consider any such reasonable Seelos comments in good faith.

(c)    Liaising. Licensor shall keep Seelos promptly and regularly informed of the course of the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and to take into consideration the advice and recommendations of Seelos.

(d)    Election Not to File/Prosecute/Maintain Licensor Patents. Seelos acknowledges and agrees that Licensor shall not be required to file, prosecute or maintain Patent Rights for the Licensor Patents, provided, however, if Licensor decides to not pursue or maintain any such Patent Rights in a particular country then Licensor shall provide Seelos with at least 60 days’ notice before discontinuing the filing, prosecution or maintenance of such Patent Rights in such country so that Seelos may assume responsibility for such activities in such country in Licensor’s name and at Seelos’ expense, and Licensor shall give Seelos reasonable cooperation in connection therewith; provided that Seelos’ royalty obligations to Licensor under this Agreement with respect to the applicable Licensed Products in the applicable country shall, except for the expenses for the prosecution of a patent application initially filed by Seelos which application does not issue as a patent, be reduced by the reasonable and documented expenses incurred by Seelos in pursuing the filing or supporting the continued prosecution or maintenance of such Licensor Patent in such Major Market pursuant to this Section 7.2(d).

7.3    Certification under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensor Patents Covering a Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US of a Licensed Product by a Third Party.

7.4    Listing of Patents. Seelos shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country. Licensor will co-operate with Seelos to list any of said Licensor Patents.

7.5    Enforcement of Patents.

(a)    Notice. If either Licensor or Seelos believes that a Licensor Patent is being infringed in the Field, or that Licensor Know-How has been misappropriated in the Field, by a Third Party or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other and provide it with details of such infringement, misappropriation or claim that are known by such Party.

(b)    Right to Bring an Action for Licensor’s Patents. If such infringement, misappropriation or claim is in one or more of the Major Markets in respect of Licensor Patents, Licensor shall have the right to attempt to resolve such infringement, misappropriation or claim, including by filing an infringement suit, defending against or bringing a declaratory judgment action as to such claim or taking other similar action (each, “initiation” of an “Action”) and (subject to Section 7.5(d)) to compromise or settle such infringement or claim. Seelos may, in its sole discretion and at its expense, join in any such Action and in such case shall reasonably cooperate with Licensor. If Licensor does not intend to initiate an Action, Licensor shall promptly inform Seelos. If Licensor does not initiate an Action with respect to such an infringement or claim within 180 days following notice thereof, Seelos shall have the right to attempt to resolve such infringement, misappropriation or claim, including by initiating an Action, and (subject to Section 7.5(d)) to compromise or settle such infringement, misappropriation or claim. At Seelos’ request, Licensor shall immediately provide Seelos with all relevant documentation (as may be requested by Seelos) evidencing that Seelos is validly empowered by the Licensor to initiate an Action. Licensor shall be under the obligation to join Seelos in its Action if Seelos determines that this is necessary to demonstrate “standing to sue.” The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 7.5. If a Party initiates an Action but then elects not to pursue the Action, the other Party shall have the right (but not the obligation) to take over the Action, in which case the second Party shall be deemed to have been the initiating Party.

(c)    Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article X and subject to Section 7.5(f), each Party involved in an Action under Section 7.5(b) shall pay its own costs and expenses incurred in connection with such Action. Each Party shall have the right to join at its own expense an Action relating to a Licensor Patent or Licensor Know-How initiated by the other Party.

(d)    Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Licensor Patent is to any extent invalid or unenforceable, or that any Licensor Know-How is not protected or has not been misappropriated, without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of Seelos’ rights or benefits hereunder with respect to any Licensor IP, Licensor Technology or any Licensed Product, without Seelos’ prior written consent.

(e)    Reasonable Assistance. Each Party (if it is not the Party enforcing or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f)    Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 7.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any out-of-pocket costs incurred; (ii) to reimburse the Party not initiating such Action for its out-of-pocket costs incurred in such Action, if it joins or cooperates (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if Seelos rightfully initiated the Action, be allocated to Seelos and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by Seelos and Seelos shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to Seelos and (B) if Licensor initiated the Action, 60% shall be allocated to Licensor and 40% to Seelos.

7.6    Third Party Actions Claiming Infringement.

(a)    Notice. If either Licensor or Seelos becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b)    Right to Defend. Seelos shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 7.6(a) and (subject to Section 7.6(f)) to compromise or settle such Third Party Action. If Seelos declines or fails to assert its intention to defend such Third Party Action within 40 days of receipt/sending of notice under Section 7.6(a), then Licensor shall have the right, at its sole expense, to defend such Third Party Action and (subject to Section 7.6(f)) to compromise or settle such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)    Consultation. The Party defending a Third Party Action pursuant to Section 7.6(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d)    Appeal. In the event that a judgment in a Third Party Action is entered against any Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) before the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)    Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article X, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of Section 7.6(c)).

(f)    No Settlement without Consent. Neither Licensor or Seelos shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action by admitting that any Licensor Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s Intellectual Property Rights, in each case without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Seelos’ rights and benefits hereunder with respect to any Licensor IP or any Licensed Product, without Seelos’ prior written consent.

ARTICLE VIII
CONFIDENTIALITY

8.1    Definitions. Seelos and Licensor each recognizes that during the Term, it may be necessary for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to another Party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article VIII. Neither Seelos nor Licensor shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information (including information relating to the business, operations and products of a Party or any of its Affiliates) disclosed by the Disclosing Party to the Receiving Party which is obviously proprietary and confidential, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral disclosure, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not), that such Party discloses to another Party under this Agreement.

8.2    Obligation. Licensor and Seelos agree that they will disclose the other Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to Seelos, its Sublicensees’) officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Article VIII. The Party which disclosed Confidential Information of the other to any Third Party (or to any such Affiliate or Sublicensee) shall be responsible and liable for any disclosure or use by such Third Party, Affiliate or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except to carry out its responsibilities and exercise its rights under and otherwise as expressly allowed by and for the purposes of this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Party, upon the other’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within 60 days after the request, except for one archival copy (and such electronic copies that exist as part of the Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

8.3    Exceptions. The non-use and non-disclosure obligations set forth in this Article VIII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a)    at the time of disclosure is in the public domain;

(b)    after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c)    is made available to the Receiving Party by an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

(d)    is independently developed by an employee of the Receiving Party not accessing or utilizing the Disclosing Party’s information.

In addition, the Receiving Party may disclose information that is required to be disclosed by law or by a valid order of a Competent Authority including but not limited to regulations of the United States Securities and Exchange Commission or the FDA or any other Regulatory Authority or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

Notwithstanding anything else to the contrary in this Agreement, (a) Seelos and its Sublicensees may disclose Confidential Information of Licensor for or otherwise in connection with Regulatory Approval and (b) Seelos may disclose Confidential Information of Licensor to prospective debt and equity investors and intermediaries, whom Seelos believes in its reasonable discretion are responsible and bona fide, in connection with pitches and other private and public fundraising activities including but not limited to road shows; except that in no event shall Seelos make any such disclosure which would deprive any Trade Secret of Licensor within the DMF of legal protection as a trade secret. Seelos shall use Commercially Reasonable Efforts to require such debt and equity investors and intermediaries to sign a non-disclosure/non-use agreement containing the confidentiality protections herein with respect to Confidential Information provided by Licensor to Seelos.

8.4    Third Party Information.

(a)    Seelos acknowledges that CyDex’s Confidential Information includes information developed by Pfizer Inc. that is confidential to both CyDex and Pfizer, and which is predominantly set forth in the Type V DMF. Only to the extent that confidential information of Pfizer is disclosed to Seelos hereunder, and only as required by CyDex’s pre-existing contractual obligations to Pfizer, then Pfizer is a limited third party beneficiary of with respect to the enforcement of the confidentiality obligation of such Pfizer confidential information and may seek remedies pursuant to it, but only in accordance with its terms.

(b)    The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a Disclosing Party. All Parties agree not to disclose to the other Party any Confidential Information of a Third Party which is in the possession of such Party, unless the other Party has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

8.5     Press Releases and Disclosure. Any Party may make press releases or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, but such Party, except to the extent legally obligated to do so otherwise, shall use Commercially Reasonable Efforts to provide the text of such planned disclosure to the other Party no less than 48 hours before disclosure, and shall consider all reasonable comments of the other Party regarding such disclosure. (Provided, that no Party shall use the trademark, trade name or logo of the other Party or its Affiliates or the name of their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.) Notwithstanding the above, once a public disclosure has been made, any Party shall be free to disclose to third parties any information contained in said public disclosure, without further pre-review.

8.6    Publication Rights. During the Term, the following restrictions shall apply with respect to possible disclosure by any Party of any other Party’s Confidential Information relating to Licensed Products in any publication or presentation. A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least 30 days before submission for publication by the Publishing Party or its Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Notice”) the Publishing Party in writing, within 30 days after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than 90 days after the date of the Notice. In the case of Confidential Information, any of the non-publishing Party’s Confidential Information shall be deleted as requested. The Parties hereby agree that the need for such publication review may diminish over time and agree, every six months, to discuss and attempt to agree upon whether and/or when the obligations under this Section 8.6 may be discontinued.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1    Representations and Warranties. Seelos represents and warrants to each of Ligand, Neurogen and CyDex, and each of Ligand, Neurogen and CyDex represents and warrants to Seelos, in each case as of the Effective Date:

(a)    Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b)    Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c)    Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d)    This Agreement has been duly authorized, executed and delivered by such Party and is (and upon issuance by Seelos each of the Article VI Convertible Notes will be) a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e)    The execution, delivery and performance of this Agreement by such Party does not and will not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f)    All consents, approvals and authorizations from all Governmental Bodies or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and/or the consummation by such Party of the transactions contemplated hereby have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any Law of any Governmental Body having authority over such Party;

(g)    No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h)    No agreement between it and any Third Party is in conflict with the rights granted to any other Party pursuant to this Agreement.

9.2    Additional Representations and Warranties of Licensor. Each of Ligand, Neurogen and CyDex (jointly and severally) represents and warrants to Seelos that:

(a)    Licensor has the right to grant the rights granted to Seelos under this Agreement, and no rights granted to Seelos under this Agreement are in violation of any agreement between Licensor or any of its Affiliates and any Third Party;

(b)    No claims have been asserted or threatened by any Person, and Licensor does not believe that there is a valid basis for, (i) challenging the validity, effective status or ownership of Licensor IP or Licensor Technology, or (ii) to the effect that the use, development, reproduction, modification, manufacturing, distribution, commercialization, licensing, sublicensing, sale or any other exercise of rights in or under any Licensor IP or Licensor Technology infringes on or misappropriates or will infringe on or misappropriate any intellectual property right of any Person;

(c)    The Licensor Patents are subsisting and, to the knowledge of Licensor, valid and are not the subject of any litigation, discovery process, interference, reissue, reexamination, revocation, opposition, appeal proceedings or any other legal or administrative dispute or action;

(d)    Licensor does not Control Patent Rights that Cover any Compound, Licensor Know-How or Licensed Products other than Licensor Patents;

(e)    The Licensor Patents constitute all Patent Rights owned or licensed-in by Licensor that pertain directly and primarily to or are necessary for or are or were actually used for the use, research, Development, manufacture, Commercialization and other exercise of rights with respect to the Compounds or Licensed Products as currently envisioned by Licensor or as envisioned by express provisions of this Agreement;

(f)    All Licensor Patents are listed on Schedule 2;

(g)    None of CyDex, its Affiliates, or any of their employees, consultants, contractors or subcontractors (i) is debarred under Section 335a of the Food, Drug and Cosmetic Act or by the analogous applicable laws of any regulatory agency or body, (ii) has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous applicable laws of any regulatory agency or body, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a regulatory agency or body, (iii) is or has been excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States or non-United States health care programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7, but not yet excluded, debarred, suspended, or otherwise declared ineligible) or (iv) is or has been excluded, suspended or debarred by a regulatory agency or body from participation, or is otherwise ineligible to participate, in any procurement or non-procurement programs;

(h)    Through the Effective Date CyDex has filed and maintained and during the Term will (subject to Section 6.1(b) of the Supply Agreement) file and maintain with the appropriate regulatory agencies or bodies in all Major Markets all permits, licenses, regulatory filings (including the DMF), registration and approvals related to Captisol and the manufacture and sale thereof, necessary for CyDex to carry out its obligations and for Seelos to exercise its rights under this Agreement and the Supply Agreement;

(i)    Ligand is acquiring the Article VI Convertible Notes, any Seelos equity securities underlying the Article VI Convertible Notes, any Seelos common stock upon conversion of such Seelos equity securities, any Seelos common stock issued to Ligand pursuant to Section 5.1 and any Seelos common stock issued to Ligand pursuant to Section 5.2 (collectively, the “Securities”) for its own account for the purpose of investment and not with a view to distribution. Ligand does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations, to such person or to any third person with respect to the Securities. Notwithstanding this subsection (i), Ligand can intend to transfer and can in fact transfer the Securities to any accredited investor who is an Affiliate of Ligand and who gives Seelos representations, warranties, acknowledgements and agreements similar to those which Ligand is giving in subsections (i)-(m) of this Section 9.2 and in Section 9.3;

(j)    At no time was Ligand or any of its officers, employees or agents presented with or solicited by, directly or indirectly, any form of general solicitation or any general advertising as to the Securities, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(k)    Ligand is able, without impairing Ligand’s financial condition, to hold the Securities for an indefinite period of time and suffer a complete loss of the investment;

(l)    Ligand, by reason of Ligand’s business or financial experience or the business or financial experience of Ligand’s professional advisors who are unaffiliated with and who are not compensated by Seelos, directly or indirectly, has the capacity to protect Ligand’s interests in connection with the investment in the Securities, including without limitation to evaluate the merits and risks of an investment in the Securities and to make an informed investment decision with respect thereto. Ligand is able to bear the economic risk of this investment for an indefinite period of time; and

(m)    Ligand is an “accredited investor” as defined by the rules and regulations of the Securities and Exchange Commission pursuant to the Securities Act.

9.3    Additional Acknowledgements of Ligand. Ligand acknowledges to Seelos as follows:

(a)    Ligand understands that the Securities have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Ligand’s representations as expressed in this Agreement. Transferability by Ligand of the Securities is and will be restricted in accordance with applicable federal and state securities laws; the Securities may be sold, transferred or assigned only upon registration thereof pursuant to the Securities Act, or an exemption from the Securities Act; and Seelos is under no obligation to effect any such registration. Ligand understands that no public market now exists for the Securities and that Seelos has made no assurances that a public market will ever exist for the Securities. Ligand further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Seelos which are outside of Ligand’s control and which Seelos is under no obligation and may not be able to satisfy.

(b)    The Securities are being offered and sold without the delivery of any particular offering or disclosure materials. Ligand has had, during the course of this transaction and before the sale of the Securities to Ligand, the opportunity to ask questions of, and receive answers from, management of Seelos concerning Seelos, its financing, operations, business and prospects, and the terms and conditions of this investment, and to obtain any additional information. Ligand acknowledges that it has received such information as it deems necessary to enable it to make its investment decision.

(c)    The purchase of the Securities is and would be a highly speculative investment.

(d)    Ligand agrees that it will not sell or transfer any of the Securities without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. Ligand agrees that the documents evidencing the Securities may each bear a restrictive legend stating that the securities represented thereby have not been registered under applicable federal and state securities laws and referring to restrictions on their transferability and sale.

(e)    Ligand agrees that it shall not, to the extent requested by Seelos or an underwriter of securities of Seelos, sell or otherwise transfer or dispose of the Securities or other securities of Seelos then or thereafter owned by Ligand for up to 180 days following the date of the final prospectus filed with the Securities and Exchange Commission relating to Seelos’ IPO. For purposes of this 9.3(e), the term “Seelos” shall include any wholly-owned subsidiary of Seelos into which Seelos merges or consolidates. Ligand further agrees to enter into any agreement reasonably required by any underwriter to implement the foregoing provisions within any reasonable timeframe so requested.

9.4    Disclaimer. Notwithstanding the representations and warranties set forth in this Article IX, Seelos acknowledges and accepts the uncertainty inherent in attempting to Develop and Commercialize any pharmaceutical product. There is no implied representation that the Compounds or (if any) Licensed Products can be successfully Developed or Commercialized. The representations and warranties set forth in this Article IX and the Supply Agreement are provided in lieu of, and EACH PARTY HEREBY DISCLAIMS, all other warranties, express and implied, relating to the subject matter of this Agreement, the Licensor Technology, the Licensor IP, the Compounds and/or the Licensed Products, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of third party rights. Each Party’s representations and warranties under this Agreement are solely for the benefit of the other Party and may be asserted only by the other Party and not by any Affiliate, Sublicensee or any customer of the other Party, its Affiliates or Sublicensees. Each Party, its Affiliates and Sublicensees shall be solely responsible for all representations and warranties that it, its Affiliates or Sublicensees make to any customer, Affiliates or Sublicensees.

ARTICLE X
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

10.1    Indemnification by Seelos. Seelos shall indemnify, defend and hold Ligand, Neurogen and CyDex and each of their respective employees, officers, directors and agents (all together, the “Licensor Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any third party claim, demand, action or other proceeding (each, a “Claim”) related to (a) the Development by Seelos or a Sublicensee; (b) the Commercialization by Seelos or a Sublicensee; (c) Seelos’ performance of its obligations or exercise (by it or its Sublicensees) of its rights under this Agreement or the Supply Agreement; (d) Seelos’ breach or violation of any applicable Laws in connection with this Agreement or the Supply Agreement; (e) breach by Seelos of its express representations, warranties or covenants set forth in this Agreement or the Supply Agreement; (f) any Study conducted by or for Seelos; (g) infringement (including, for clarification, infringement by the combination itself of Licensor Know-How as delivered by Licensor with Seelos Background Technology or Seelos Foreground Technology or modification of the Licensor Know-How as delivered by Licensor by or for Seelos) of a Third Party’s Intellectual Property Rights in the making, having made, using, selling, offering for sale and importing of Licensed Products, but only to the extent that any such infringement Claim is unrelated to Captisol or the Licensor Technology; (g) interactions and communications by Seelos, its Affiliates, Sublicensees, Contract Manufacturers or agents with governmental authorities, physicians or other Third Parties relating to Licensed Products and/or Captisol; or (h) the negligent or willful misconduct of Seelos or its Affiliates, Sublicensees, Contract Manufacturers or agents or any of their respective officers, directors, managers, employees or agents in connection with this Agreement or the Supply Agreement; provided, however, that, notwithstanding the foregoing, Seelos’ obligations pursuant to this Section 10.1 shall not apply at all if a Claim clearly arises substantially all from, and otherwise shall not apply to the extent that a Claim arises from, a Licensor Indemnitee’s breach of applicable law, breach of this Agreement or the Supply Agreement, negligence or willful misconduct or from the Licensor Technology or other information and materials delivered or made available by or for Licensor to or for Seelos as delivered or made available.

10.2    Indemnification by Licensor. Licensor shall indemnify, defend and hold Seelos and its Affiliates and Sublicensees and each of their respective agents, employees, officers and directors (all together, the “Seelos Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any and all Claims related to (a) Licensor’s performance of its obligations or exercise (by it or its Affiliates) of its or their rights under this Agreement or the Supply Agreement; (b) Licensor’s breach or violation of any applicable Laws in connection with this Agreement or the Supply Agreement; (c) breach by Licensor of its express representations, warranties or covenants set forth in this Agreement or the Supply Agreement; (d) infringement of a Third Party’s intellectual property rights by Captisol or the Captisol-related Licensor Technology as delivered or made available by or for Licensor; (e) any Study conducted by or for Licensor or its Affiliates or sublicensees; (g) interactions and communications by Licensor, its Affiliates, sublicensees, contractors or agents with governmental authorities, physicians or other third parties relating to Licensed Products and/or Captisol; or (h) the negligence or willful misconduct of Licensor or its Affiliates or agents or any of their respective officers, directors, managers, employees or agents in connection with this Agreement or the Supply Agreement; provided, however, that Licensor’s obligations pursuant to this Section 10.2 shall not apply at all if a Claim clearly arises substantially all from, and otherwise shall not apply to the extent that a Claim arises from, a Seelos Indemnitee’s breach of applicable law, breach of this

Agreement or the Supply Agreement, negligence or willful misconduct or infringement by the combination itself of Captisol with acetaminophen (modified or not) or by the combination itself of Licensor Know-How as delivered by Licensor with Seelos Background Technology or Seelos Foreground Technology or modification of the Licensor Know-How as delivered by Licensor by or for Seelos.

10.3    No Consequential, Etc. Damages. EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE X OR FOR WHICH CYDEX IS RESPONSIBLE UNDER SECTION 3.9 OF THE SUPPLY AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR EXPENSES, LOST PROFITS, LOST SAVINGS, OR INTERRUPTIONS OF BUSINESS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEVELOPMENT PROGRAM OR THE LICENSED TECHNOLOGY OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.4    Procedure.

(a)    The Party or other Person intending to claim indemnification under this Article X (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b)    If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c)    The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d)    The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e)    Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

10.5    Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article X shall also be reimbursed by the Indemnifying Party.

10.6    Limitation of Liability. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN ARTICLE X, LIABILITY FOR WHICH CYDEX IS RESPONSIBLE UNDER SECTION 3.9 OF THE SUPPLY AGREEMENT OR CLAIMS FOR NON-PAYMENT, IN NO EVENT SHALL A PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR THE SUPPLY AGREEMENT EXCEED THE GREATER OF THE AMOUNT PAID, PAYABLE OR OWED BY SEELOS TO LICENSOR UNDER THIS AGREEMENT AND THE SUPPLY AGREEMENT IN THE immediately preceding 12 months and $7,500,000. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR THE SUPPLY AGREEMENT MAY BE BROUGHT BY ANY PARTY MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE OCCURRENCE THAT GAVE RISE TO THE CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER.

10.7    Insurance. During the Term and for three years thereafter, each Party shall obtain and maintain, at its own cost and expense, product liability insurance (or each Party’s parent company shall obtain and maintain coverage for such Party under its own product liability insurance policies) in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities, with the other Party identified as an additional named insured. It is understood and agreed that this insurance shall not be construed to limit each respective Party’s liability with respect to its indemnification obligations hereunder. Each Party shall upon request provide to the other Party a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.7.

ARTICLE XI
FURTHER PROVISIONS AS TO CAPTISOL AND CEA LICENSED PRODUCTS

11.1    Supply Agreement; Quality Agreement. Concurrent with the execution of this Agreement, CyDex and Seelos are entering into the Supply Agreement. The provisions of the Supply Agreement and the Quality Agreement shall govern the manufacture and supply of Captisol for use in the preparation, formulation and production of the CEA Licensed Products.

11.2    Development and Commercialization by Seelos.

(a)    Responsibility. As between CyDex and Seelos, from and after the Effective Date, Seelos shall be responsible for all non-clinical and clinical development of the CEA Licensed Products, all commercialization of the CEA Licensed Products, and all storage, handling and use of physical quantities of the Compounds and/or the Compounds prepared, combined and/or formulated with Captisol.

(b)    In Vivo Studies. If Seelos wishes to conduct any in vivo study (preclinical or clinical, in animals or in humans, each a “Study”) of a CEA Licensed Product utilizing Captisol, the following provisions shall apply:

(i)    Dosing. Except as agreed to by the FDA or an equivalent foreign regulatory agency or body, Seelos shall not exceed the maximum allowable dosing levels of Captisol specified in CyDex’s then-current clinical dosing matrix (which shall be provided by CyDex to Seelos from time to time) without the written consent of CyDex, which consent shall not be unreasonably withheld or delayed.

(ii)    Compliance with Laws. Seelos agrees that each Study performed by or for it shall be performed in accordance with all applicable laws, regulations and requirements. Seelos shall provide or cause to be provided all appropriate information and warnings to participants enrolled in each Study and obtain or cause to be obtained appropriate documentation of informed consent from all participants in each such Study. CyDex shall provide Seelos with sufficient Captisol-specific information and warnings text for Study participants.

(iii)    Adverse Events. CyDex agrees to use Commercially Reasonable Efforts to inform Seelos as promptly as possible if any adverse effects are hereafter observed and ascribed to Captisol in any Study; provided, that this shall not be construed to require CyDex to violate any contractual confidentiality obligation. Seelos agrees to use Commercially Reasonable Efforts to inform CyDex as promptly as possible if any adverse effects are observed and ascribed to Captisol in any Study it or its Affiliates or Sublicensees conduct in accordance with Section 4.3(b) hereof. To accurately track adverse events and preserve the validity of each Study, Seelos agrees that, for so long as CyDex is providing supply pursuant to the Supply Agreement, it shall only use Captisol® supplied by CyDex for each such Study conducted under the scope of this Agreement, and shall not use any other cyclodextrin product supplied by a Third Party in the same Study as Seelos uses Captisol® unless CyDex cannot supply a sufficient amount of Captisol® for the Study.

(iv)    Reporting and Study Data. Within three months after receipt of the final Study report for a Study, Seelos shall provide to CyDex a summary of the data and results of each Study that pertain solely to Captisol, and subject to Article VIII, Seelos hereby grants to CyDex a nonexclusive, royalty-free license (with the right to sublicense provided sublicensee is subject to the terms and conditions of this Agreement) to use and disclose such data solely as necessary to update its regulatory filings, including without limitation to update the DMF for Captisol®.

(v)    Responsibility. Seelos has the freedom to design each Study conducted by or for it, and (as between Seelos and CyDex) Seelos is solely responsible for executing each such Study (subject to Section 3.2); and so it is reasonable that, and the parties agree that, as between the parties, Seelos shall be solely responsible therefor and for any effects or consequences of the design and execution of each such Study, except to the extent any such effects or consequences arise out of or result from the actions of CyDex.

(vi)    Review of Regulatory Filings and Publications. Seelos shall provide to CyDex at least 14 days before a submission of any proposed written publication material or regulatory submission (which shall also be subject to the restrictions of Article VIII hereof, including Section 8.6, if applicable) which references a Study, for CyDex’s review and comment a copy of any proposed written publication, material or regulatory submission reporting results of a Study where such publication material refers to Captisol. CyDex shall provide its input, if any, regarding any such publication or submission within 10 days of receipt of such publication or submission from Seelos. Seelos shall be obligated to reasonably consider such comments but not be obligated to insert such comments into the publication or submission.

(c)    Right of Reference. Seelos shall have the right to reference the DMF solely in connection with Seelos’ regulatory filings (including Applications) submitted in connection with obtaining Regulatory Approval for a CEA Licensed Product. CyDex shall keep its DMF in good standing throughout the Term.

(d)    Access to Seelos’ Data. Subject to Article VIII, CyDex shall have the right to reference and utilize all toxicology/safety and other relevant scientific data developed on Captisol alone (and not in conjunction with a CEA Licensed Product) by Seelos, its Sublicensees or Affiliates. Upon request by CyDex, Seelos shall either provide CyDex, at CyDex’s sole expense, with a copy of all such data or shall make such data accessible to CyDex at times and locations reasonably agreeable to CyDex and Seelos subject to the provisions of Article VIII. CyDex shall reimburse Seelos for any costs or expenses incurred by Seelos in providing or providing access to such data (including any costs or expenses incurred by Seelos in generating, developing, organizing or analyzing such data but only to the extent that Seelos is incurring such costs or expenses due to the foregoing obligations).

11.3    Regulatory Matters.

(a)    Material Safety. CyDex shall provide, and promptly update, Seelos, in writing, from time to time, with (a) all material information currently known to it regarding handling precautions, toxicity and hazards with respect to Captisol; and (b) the then-current material safety data sheet for Captisol®. Except as may be otherwise expressly set forth in this Agreement, Seelos is solely responsible for (i) use of all documentation provided by CyDex, including without limitation, use in any regulatory submission to the FDA or an equivalent foreign Regulatory Authority, (ii) document control and retention after receipt of such documentation from CyDex, and (iii) determining the suitability of any documentation provided by CyDex hereunder for use in any regulatory submission.

(b)    Pharmacovigilance.     At least 90 days before anticipated dosing of the first patient in a pivotal clinical trial of a CEA Licensed Product, the parties shall negotiate in good faith and enter into a Safety Data Exchange Agreement in a mutually agreed format in order for Seelos to monitor the safety of the CEA Licensed Products and to meet reporting requirements with any applicable regulatory authority.

ARTICLE XII
TERM AND TERMINATION

12.1    Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in Section 6.3 or this Article XII, shall continue in full force and effect until expiration of this Agreement upon the expiration of every Royalty Term in all jurisdictions. The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensor Patents have expired or been invalidated.

12.2    Remedies and Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default shall give to the breaching Party written notice specifying the nature of the default. If the breaching Party does not cure a breach of an obligation to pay money, which obligation to pay is not disputed in good faith, within 20 days after the receipt of notice thereof and any other breach within 60 days after the receipt of notice thereof, then the Party not in default shall be entitled at its option to (a) extend the cure period, (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the Party not in default may have or (c) solely in the case of (i) a breach of an obligation to pay money, which obligation to pay is not disputed in good faith or (ii) a willful breach for which the legal remedies of the Party not in default would not, as a practical matter, be reasonably expected to make the Party not in default whole, terminate this Agreement for that Program where breach is primarily related to only that Program and, in all other cases, either, in the sole and absolute discretion of the Party not in default, the Agreement in its entirety or only as to the Program(s)/Licensed Product(s) related to the breach immediately by written notice to the other Party (in addition to and not in lieu of all other available rights and remedies).

12.3    Termination for Bankruptcy. Licensor may terminate this Agreement immediately upon written notice to Seelos in the event that Seelos has a petition in bankruptcy filed against it that is not dismissed within 60 days after such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. Seelos may terminate this Agreement immediately upon written notice to Licensor in the event that Licensor has a petition in bankruptcy filed against it that is not dismissed within 60 days after such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors.

12.4    Termination of the Supply Agreement. If the Supply Agreement is terminated in accordance with its terms (except a termination of the Supply Agreement by CyDex for convenience or by Seelos for CyDex’s material breach or bankruptcy), Licensor shall have the right to terminate the Section 2.1 licenses as to CEA Licensed Products with five days’ prior written notice to Seelos.

12.5    Effects of Termination/Expiration.

(a)    Articles I (Definitions), VIII (Confidentiality), X (Indemnification; Limitation of Liability; Insurance) and XIII (Miscellaneous Provisions) and Sections 4.3 (Adverse Event Reporting), 5.6 (Royalty Reports and Records Retention), 5.7 (Audits), 5.10 (Late Payments), 5.11 (Taxes), 9.4 (Disclaimer),

11.2(b)(iv) (Reporting and Study Data), 11.2(d) (Access to Seelos’ Data) and 12.5 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason. In addition, upon termination of this Agreement by Seelos pursuant to Sections 12.2 or 12.3, then Section 7.6 (Third Party Actions Claiming Infringement) shall survive the expiration or termination of this Agreement.

(b)    Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude any Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

(c)    Upon valid termination of this Agreement by Licensor pursuant to Section 12.2, all licenses granted to Seelos hereunder shall terminate. In the event of valid termination by Seelos pursuant to Section 12.2 or expiration of this Agreement, the licenses granted to Seelos hereunder shall continue in effect but become perpetual, fully paid-up and royalty-free, subject to post-termination or post-expiration termination by Licensor pursuant to this Article XII (and Article VII in its entirety shall survive).

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

13.2    Assignment.
(a)    Any assignment not in accordance with this Section 13.2 shall be void.

(b)    No assignment shall relieve the assigning Party of any of its responsibilities or obligations hereunder.

(c)    Seelos may not transfer or assign its rights or licenses or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, Seelos may assign its rights or licenses and/or delegate its obligations under this Agreement to an Affiliate or to any person in a transaction in which Seelos assigns all of its right, title and interest in all or substantially all of Seelos’ technology assets, including without limitation, Intellectual Property Rights, to the same party contemporaneous with the assignment of this Agreement, or to a successor to all or substantially all of Seelos’ assets, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise, without Licensor’s prior written consent. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to Licensor (and in a form reasonably acceptable to Licensor) all of Seelos’ obligations under this Agreement, whether arising before, at or after the assignment.

(d)    Licensor may not delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of Seelos, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, Licensor may, without Seelos’ prior written consent, delegate its obligations under this Agreement to an Affiliate, or to any person in a transaction in which Licensor also assigns all of its right, title and interest in all or substantially all of its Licensor Technology assets, including without limitation, Intellectual Property Rights, to the same party contemporaneous with the assignment of this Agreement, or to a successor, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to Seelos (and in a form reasonably acceptable to Seelos) all of Licensor’s obligations under this Agreement, whether arising before, at or after the assignment.

(e)     Seelos or any of Ligand, Neurogen or CyDex may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds to one or more financial institutions providing financing to such Party pursuant to the terms of a security or other agreement related to such financing.

13.3    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement and the Supply Agreement.

13.4    Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

13.5    Entire Agreement of the Parties; Amendments. This Agreement and the Supply Agreement and the schedules and exhibits hereto and thereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and of the Supply Agreement and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between or among the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement and the Supply Agreement, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement and/or within the Supply Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party. For the avoidance of doubt, the Parties agree that to the extent Seelos hereafter receives from or has heretofore received from Montserrat Global Advisors, LP information which would be within this Agreement’s definition of Confidential Information of Licensor, which information Montserrat Global Advisors, LP had received in confidence under the Confidential Disclosure Agreement by and between

Montserrat Global Advisors, LP and Ligand dated April 25, 2016, such information in Seelos’ hands shall for purposes of this Agreement be deemed to be Licensor Technology or Confidential Information and covered by Article VIII hereof with Licensor as the Disclosing Party and Seelos as the Receiving Party.

13.6    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall be inapplicable to this Agreement and the Supply Agreement and transactions hereunder and thereunder.

13.7    Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person or transmitted by email or by express courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party.

If to Seelos, addressed to:

Seelos Therapeutics, Inc.
c/o Montserrat Global Advisers, LP
535 Fifth Avenue, 25th Floor
New York, NY 10017
Attention: Raj Mehra
Email: raj.mehra@mgalp.com

If to Licensor (i.e., to any or all of the parties comprising Licensor), addressed to:

General Counsel
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Email:     cberkman@ligand.com

13.8    Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

13.9    Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement or the Supply Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of any Party.

13.10    Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and/or the Supply Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.11    Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article X hereof, of Pfizer Inc. pursuant to Section 8.4 hereof, and Sublicensees pursuant to Section 2.2, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees except as expressly set forth above. The enforcement of any obligation of Licensor under this Agreement shall only be pursued by Seelos or such Indemnified Party, and not Sublicensees.

13.12    No Implied License. No right or license is granted to Seelos hereunder by implication, estoppel, or otherwise to any know-how, patent or other Intellectual Property Right owned or controlled by Licensor or its Affiliates, except by an express license granted hereunder. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other Intellectual Property Right owned or controlled by Seelos, except by an express license granted hereunder.

13.13    No Right of Set-Off. Seelos shall not have a right to set-off any royalties, milestone payments or other amount due to Licensor under this Agreement or the Supply Agreement against any damages incurred by Seelos for a breach by Licensor of this Agreement or the Supply Agreement.

13.14    Licensor Personnel Availability for Seelos Fundraising Activities. Notwithstanding anything else to the contrary in this Agreement, appropriate personnel of Ligand, CyDex and Neurogen shall be reasonably available to meet telephonically with prospective investors of Seelos and similar parties in connection with pitches and other private and public fundraising activities of Seelos.

13.15    Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements will cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to specific performance, an order restraining any breach or threatened breach of Article VIII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief), without the necessity of posting of any bond or security. This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

13.16    Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

13.17    Construction. (i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) any reference to any Law herein shall be construed as referring to such Law as from time to time enacted, repealed or amended; (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and (unless the context requires otherwise) not to any particular provision hereof; (v) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this Agreement; (vi) provisions that require that a Party or the Parties hereunder “agree”, “consent” or “approve” or the like require that such agreement, consent or approval be specific and in writing, whether by written agreement, electronic mail, letter, approved minutes or otherwise (but excluding instant messaging); and (vii) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

13.18    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A portable document format PDF) copy of this Agreement, including the signature pages, will be deemed an original.

13.19    Attorneys’ Fees. In the event any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity hereof, is decided by a court, the court’s ruling shall provide for payment by the losing party of all fees and costs, including the reasonable attorneys’ fees and attorneys’ costs incurred by the prevailing party, in addition to any and all other rights and remedies to which the prevailing party is entitled.

13.20    Nature of Rights. The license rights granted to Seelos hereunder are rights in “intellectual property” within the scope of Section 101 of the United States Bankruptcy Code. Seelos shall have the rights set forth in this Agreement with respect to the Licensor IP when and as developed or created. In addition, Seelos, as a licensee of Intellectual Property Rights hereunder, shall have and may fully exercise all rights available to a licensee under the United States Bankruptcy Code, including, without limitation, under Section 365(n) and its successors. In the event Licensor makes a general assignment for the benefit of its creditors; applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets or such a receiver, trustee or liquidator is appointed; or Licensor has filed against it an involuntary petition of bankruptcy that has not been dismissed within 60 days thereof, or files a voluntary petition of bankruptcy, or a petition or answer seeking reorganization, or seeks to take advantage of any other law relating to relief of debtors; or has wound up or liquidated its business, Seelos shall have the right to obtain (and Licensor or any trustee for Licensor or its assets shall, at Seelos’ written request, deliver to Seelos) a copy of all embodiments (including, without limitation, any work in progress) of any Intellectual Property Rights granted under this Agreement, including, without limitation, all embodiments of the Licensor Technology or Licensor IP necessary or useful for Seelos to use or exploit any Licensor Technology or Licensor IP or to exercise its rights under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

Ligand Pharmaceuticals Incorporated

By: /s/ Matthew W. Foehr

Name:     Matthew W. Foehr

Title: President and Chief Operating Officer

NEUROGEN CORPORATION

By: /s/ Charles Berkman by Matthew W. Foehr

Name:     Charles Berkman by Matthew W. Foehr

Title: Vice President and Secretary

CYDEX Pharmaceuticals, Inc.

By: /s/ Matthew W. Foehr

Name:     Matthew W. Foehr

Title: Chief Operating Officer

SEELOS THERAPEUTICS, INC.

By: /s/ Raj Mehra

Name:     Raj Mehra

Title: Chief Executive Office